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------------        U.S. SECURITIES AND EXCHANGED COMMISSION                              -----------------------------
FORM 4                     Washington, D.C.  20549                                        | OMB APPROVAL               |
------------                                                                              -----------------------------
                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          | OMB Number        3235-0287|
                  Filed pursuant to Section 16(a) of the Securities Exchanged Act         | Expires: September 30, 1998|
[  ] Check this box if    of 1934, Section 17(a) of the Public Utility Holding Company    | Estimated ave. burden      |
     no longer subject    Act of 1935 or Section 30(f) of the Investment Company Act 1940 | hours per response. . . 0.5|
     to Section 16.                                                                       -----------------------------
--------------------------------------------------------------------------------------------------------------------------
| 1.Name and Address of Reporting Person| 2.Issuer Name and Ticker or Trading Symbol| 6. Relatingship of Reporting Person |
|                                       |                                           |    to Issuer  (Check all Applicable)|
|                                       |                                           |                                     |
|                                       |                                           |                 X                   |
|       WisdomTree Associates, L.P.     |   Country Star Restaurants, Inc. : CAFE   | ---Director    ---10% Owner         |
|                                       |                                           |                                     |
|                                       |                                           | ---Officer     ---Other             |
|                                       |                                           |    (give title    (Specify          |
|-----------------------------------------------------------------------------------|     below)         below)           |
| (Last)       (First)          (MI)    |3.IRS or Soc. Sec. No.|4. Statement for    |                                     |
|                                       |  of Reporting Person |   Month/Year       |                                     |
|                                       |  (Voluntary)         |                    |                                     |
| 1633 Broadway, 38th  Fl.              |                      |     11/96          |                                     |
|                                       |                      |                    |                                     |
|---------------------------------------|                      |--------------------|-------------------------------------|
| (Street)                              |                      |5.If Amendment, Date|7. Individual or Joint/Group Filing  |
|                                       |                      |  Original (Month/  |   (Check Applicable Line)           |
|                                       |                      |  Year)             |                                     |
|  New York,  NY  10019                 |     13-37294230      |                    |---Form filed by One Reporting Person|
|                                       |                      |                    | X                                    |
|                                       |                      |                    |---Form filed by More than One       |
|                                       |                      |                    |   Reporting Person                  |
|-------------------------------------------------------------------------------------------------------------------------|
| (City)         (State)        (Zip)                                                                                     |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned   |
|-------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Trannsac-  |3.Trans. |4.Security Acquired (A) or |5.Amount of   |6.  |7.Nature of Indirect|
|  (Instr. 3)                |  tion Date  |  Code   |  Disposed of (D)          |  Securities  |Own.|  Beneficial        |
|                            |(Mon/Day/Yr) |(Instr.8)|  (Instr. 3, 4, & 5)       |  Beneficially|Form|  Ownership         |
|                            |             |---------|---------------------------|  Owned at End|(D) |  (Instr. 4)        |
|                            |             |    |    |            |(A)|          |  of Month    | or |                    |
|                            |             |Code| V  |  Amount    |(D)|  Price   | (Instr.3 & 4)|(I) |                    |
|----------------------------|-------------|----|----|------------|---|----------|--------------|----|--------------------|
|                            |             |    |    |            |   |          |              |    |                    |
|     Common Stock           |   11/21/96  |  S |    |   7,500    |(D)|  .88     |              | (D)|                    |
|                            |             |    |    |            |   |          |              |    |                    |
|----------------------------|-------------|----|----|------------|---|----------|--------------|----|--------------------|
|                            |             |    |    |            |   |          |              |    |                    |
|     Common Stock           |   11/26/96  |  S |    |  14,886    |(D)|  .53     |     66,667*  | (D)|                    |
|                            |             |    |    |            |   |          |              |    |                    |
|----------------------------|-------------|----|----|------------|---|----------|--------------|----|--------------------|
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|----------------------------|-------------|----|----|------------|---|----------|--------------|----|--------------------|
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|----------------------------|-------------|----|----|------------|---|----------|--------------|----|--------------------|
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|----------------------------|-------------|----|----|------------|---|----------|--------------|----|--------------------|
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
|                            |             |    |    |            |   |          |              |    |                    |
---------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.             SEC 1474 (7-96)


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FORM                          4  (Continued)  TABLE II -  Derivative  Securities
                              Acquired,  Disposed of,  Beneficially Owned (e.g.,
                              puts,  calls,   warrants,   options,   convertible
                              security)
---------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran- |5.Number of   |6.Date    |7.Title and Amount|8.Price of |9.Number  |10. |11.Nature   |
|Derivative|sion or  |Trans| Saction|  Derivative  |Exercis-  | of Underlying    |Derivative |  of      |Own.|   of       |
|Security  |Exercise |Date | Code   |  Securities  |and       | Securities       |Security   |Derivative|Form|   Indirect |
|(Instr. 3.|Price of |(Mon/|(Instr.8|  Acquired (A)|Expiration| (Instr. 3 & 4)   |(Instr. 5) |Securities|of  |  Beneficial|
|          |Deriva-  | Day/|        |  or Disposed |Date      |                  |           |Benefi-   |Deri|  Ownership |
|          |tive     |Year)|        |(Instr. 3,4 &5|(Month/Day|                  |           |cially    |Sec.| (Instr. 4) |
|          |Security |     |        |              | Year)    |                  |           |Owned at  |Dir.|            |
|          |         |     |        |              |----------|------------------|           |End of    |(D) |            |
|          |         |     |        |              |     |    |        |Amount or|           |Month     | or |            |
|          |         |     |--------|--------------|Date |Exp.| Title  |Number of|           |(Instr. 4)|Ind.|            |
|          |         |     |Code| V |  (A) |  (D)  |Exbl.|Date|        |Shares   |           |          |(I) |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
| Series A | $2.00   |11/21| S  |   |      | 5,000 | 2/8 |5/10| Common | 30,000  |  $4.65    |          |(D) |            |
| Preferred|         |  /96|    |   |      |       |  /96| /97| Stock  |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
| Series A | $2.00   |11/21| S  |   |      | 1,000 | 2/8 |5/10| Common |  6,000  |  $4.70    |          |(D) |            |
| Preferred|         |  /96|    |   |      |       |  /96| /97| Stock  |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
| Series A | $2.00   |11/25| S  |   |      | 2,500 | 2/8 |5/10| Common | 15,000  |  $4.45    | 121,500  |(D) |            |
| Preferred|         |  /96|    |   |      |       |  /96| /97| Stock  |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
| Warrants | $3.00   |     |    |   |      |       |     |    | Common |         |           |  33,334* |(D) |            |
|          |         |     |    |   |      |       |     |    | Stock  |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|----------|---------|-----|----|---|------|-------|-----|----|--------|---------|-----------|----------|----|------------|
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
|          |         |     |    |   |      |       |     |    |        |         |           |          |    |            |
---------------------------------------------------------------------------------------------------------------------------
*Explanation of Response:

 SEE ATTACHED EXPLANATION OF RESPONSES




**Intentional misstatements or omissions of facts constitute Federal            /s/ Scot A. Rosenblum              12/12/96
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               ---------------------------        --------
                                                                              **Signature of Reporting Person        Date
Note: File threee copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.       Scot A. Rosenblum
                                                                                Vice President of WisdomTree Capital
                                                                                Management, Inc., General Partner
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